                                                                Exhibit 2(k)(iv)

                               UM INVESTMENT TRUST
                            FUND ACCOUNTING AGREEMENT


         AGREEMENT made as of the 25th day of February, 2002, by and between UM Investment Trust, a Massachusetts business trust, with its principal office and place of business at 700 North Pearl Street, Suite 1625, Dallas, Texas 75201 (the "Trust"), and Forum Accounting Services, LLC, a Delaware limited liability company with its principal office and place of business at Two Portland Square, Portland, Maine 04101 ("Forum").

         WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as a closed-end management investment company and may issue its shares of beneficial interest, no par value (the "Shares"); and

         WHEREAS, the Trust intends to offer its shares in one or more series as listed in Appendix A hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 7, being herein referred to as a "Fund," and collectively as the "Funds") and the Trust intends to offer shares of one or more classes of each Fund as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Trust in a Fund being herein referred to as a "Class," and collectively as the "Classes"); and

         WHEREAS, the Trust desires that Forum perform certain fund accounting services for each Fund and Class thereof and Forum is willing to provide those services on the terms and conditions set forth in this Agreement;

         NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Trust and Forum hereby agree as follows:

         SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

         (a) The Trust hereby appoints Forum, and Forum hereby agrees, to act as fund accountant of the Trust for the period and on the terms and conditions set forth in this Agreement.

         (b) In connection therewith, the Trust has delivered to Forum copies of: (i) the Trust's Declaration of Trust and Bylaws (collectively, as amended from time to time, "Trust Documents"); (ii) the Trust's Registration Statement and all amendments thereto filed with the U.S. Securities and Exchange Commission ("SEC") pursuant to the 1940 Act (the "Registration Statement");
(iii) the Trust's current offering memoranda of each Fund (collectively, as currently in effect and as amended or supplemented, the "Offering Memorandum"); and (iv) all procedures adopted by the Trust as of the date hereof with respect to the Funds relating to the subject matter of this Agreement (e.g., repurchase agreement procedures), including any procedures adopted with respect to the Funds as of the date hereof by Undiscovered Managers, LLC as the current Administrator of the Fund ("Trust Procedures"), and shall promptly furnish Forum with all amendments of or supplements to the foregoing. The Trust shall deliver to Forum a certified copy of the resolution of the Board of Directors of the Trust (the "Board") appointing Forum and authorizing the execution and delivery of this Agreement.

         SECTION 2.  DUTIES OF FORUM

         Forum and the Trust's investment adviser and administrator, Undiscovered Managers, LLC (the "Adviser") and the Trust's sub-administrator, Forum Administrative Services, LLC ("FAdS"), may from time to time adopt such procedures as they agree upon to implement the terms of this Section.

         (a) Forum shall prepare and maintain on behalf of the Trust the following books and records of each Fund and each Class thereof, pursuant to Rule 31a-1 under the 1940 Act (the "Rule"):

         (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and deliveries of securities, all receipts and disbursements of cash and all other debits and credits, as required by sub-section (b)(1) of the Rule;

         (ii) General and auxiliary ledgers (or other records) reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv));

         (iii) A record of each brokerage order given by or on behalf of the Trust for, or in connection with, the purchase or sale of securities, and all other portfolio purchases or sales, as required by sub-sections (b)(5) and (b)(6) of the Rule;

         (iv) A record of all puts, calls, spreads, straddles and other options, if any, in which the Trust has any direct or indirect interest or which the Trust has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any securities or other property as required by subsection (b)(7) of the Rule;

         (v) A monthly trial balance of all ledger accounts (except shareholder accounts) as required by sub-section (b)(8) of the Rule; and

         (vi) Other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by closed-end management investment companies, but limited to these provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.

         The foregoing books and records shall be prepared and maintained in such form, for such periods and in such locations as may be required by applicable regulation including, without limitation, to Rule 31a-2 under the 1940 Act, and shall be the property of the Trust. Forum agrees to make such books and records available for inspection by the Trust or by the SEC on any business day of the Trust.

         Forum shall not be required to keep and maintain records relating to the foregoing with respect to any investments held directly or indirectly by any Investment Fund (as defined in the Offering Memorandum) or other pooled investment vehicle in which a Fund may invest.

         (b)      Forum shall:

         (i) Calculate the net asset value per share for each Fund with the frequency prescribed in such Fund's then-current Offering Memorandum;

         (ii) Calculate dividends and capital gain distributions, if any, as required by the Trust;

         (iii) Calculate the total return for each Fund and each Class thereof, as applicable, and such other measure of performance of the Trust as may be agreed upon between the parties hereto;

         (iv) Provide the Trust and such other persons as FAdS or the Adviser may direct with the following reports at such times as they may reasonably request:

                  (A)      a current security position report,

                  (B) a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order), and

                  (C)      a current cash position and projection report;

         (v) Prepare and record, as of each time when the Trust's net asset value of a Fund is calculated or as otherwise directed by FAdS or the Adviser, either

                  (A) a valuation of the Fund's assets (based upon the use of outside services normally used and contracted for this purpose by Forum in the case of securities for which information and market price or yield quotations are readily available and based upon evaluations conducted in accordance with the Adviser's instructions or the Board in the case of all other assets); or

                  (B) a calculation confirming that the market value of the Trust's assets does not deviate from the amortized cost value of those assets by more than a specified percentage agreed to from time to time by Forum, the Adviser and FAdS;

         (vi) Make such adjustments over such periods as Forum deems necessary to reflect over-accruals or under-accruals of estimated expenses or income; and

         (vii) Obtain necessary information from FAdS and the Trust's transfer agent in order to prepare, and prepare, the Trust's Form N-SAR.

         (viii) Assist the Trust's independent accountants and, upon approval of the Trust or the Adviser, any regulatory body in any requested review of the Trust's books and records maintained by Forum; and

         (ix) Prepare periodic reports to shareholders and the SEC and such other reports as may be agreed to from time to time by the Trust and Forum and provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies.

         (c) Nothing contained herein shall be construed to require Forum to perform any service that could cause Forum to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause a Fund to act in contravention of the Fund's Offering Memorandum or any provision of the 1940 Act. In connection with the subject matter of this Agreement, except as otherwise specifically provided herein, as between the Trust and Forum the Trust assumes all responsibility for ensuring that the Trust complies with all applicable requirements of the Securities Act, the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Trust. The parties acknowledge and agree that affiliates of Forum may have separately contracted with the Trust and/or Undiscovered Managers, LLC to provide other services to the Trust and/or the Adviser. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

         SECTION 3.  STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

         (a) Forum shall be under no duty to take any action except as specifically set forth herein or as may be specifically agreed to by Forum in writing. Forum shall use its best judgment and efforts in rendering the services described in this Agreement. Forum shall not be liable to the Trust or any of the Trust's shareholders for any action or inaction of Forum relating to any event whatsoever in the absence of bad faith, willful misfeasance or gross negligence in the performance of Forum's duties or obligations under this Agreement or by reason of Forum's reckless disregard of its duties and obligations under this Agreement.

         (b) The Trust agrees to indemnify and hold harmless Forum, its employees, directors, officers and managers and any person who controls Forum within the meaning of section 15 of the Securities Act or section 20 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), ("Forum Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to Forum's actions taken or failures to act with respect to a Fund that are consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d) (a "Forum Claim"). The Trust shall not be required to indemnify any Forum Indemnitee if, prior to confessing any Forum Claim against the Forum Indemnitee, Forum or the Forum Indemnitee does not give the Trust written notice of and reasonable opportunity to defend against the Forum Claim in its own name or in the name of the Forum Indemnitee.

         (c) Forum agrees to indemnify and hold harmless the Trust, the Adviser, its employees, agents, trustees, officers, shareholders, and managers ("Trust Indemnitees"), against and from any and all claims, demands, actions, suits, judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character arising out of or in any way related to (i) Forum's actions taken or failures to act with respect to a Fund that are not consistent with the standard of care set forth in Section 3(a) or based, if applicable, on good faith reliance upon an item described in Section 3(d), or (ii) any breach of Forum's representations set forth in Section 4 (a "Trust Claim"). Forum shall not be required to indemnify any Trust Indemnitee if, prior to confessing any Trust Claim against the Trust Indemnitee, the Trust or the Trust Indemnitee does not give Forum written notice of and reasonable opportunity to defend against the Trust Claim in its own name or in the name of the Trust Indemnitee.

         (d) Neither Forum nor any other Forum Indemnitee shall be liable for any action taken or failure to act in reasonable and good faith reliance upon, and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reasonable reliance upon:

         (i) the advice of the Trust (including an officer of the Trust) or of counsel to the Trust;

         (ii) any oral instruction which it receives and which it reasonably believes in good faith was transmitted by a person or persons authorized by the Board or by the Adviser to give such oral instruction. Provided that Forum has such reasonable belief, Forum shall have no duty or obligation to make any inquiry or effort of certification of such oral instruction;

         (iii) any written instruction or certified copy of any resolution of the Board, and Forum may rely upon the genuineness of any such document or copy thereof reasonably believed in good faith by Forum to have been validly executed; or

         (iv) as to genuineness, any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably believed in good faith by Forum to be genuine and to have been signed or presented by the Trust, the Adviser or other proper party or parties;

and no Forum Indemnitee shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Forum reasonably believes in good faith to be genuine.

         (e) Except as provided in Section 3(f) below, Forum shall not be liable for the errors of other service providers to the Trust or their systems, including the errors of pricing services (other than to pursue all reasonable claims against any applicable pricing service based on the pricing services' standard contracts entered into by Forum) and errors in information provided by the Adviser (including prices and pricing formulas and the untimely transmission of trade information), custodian or transfer agent to the Trust with respect to a Fund. This section 3(e) shall not prohibit the Trust or the Adviser from making a claim against an affiliate of Forum under any agreement between such affiliate and such part(ies).

         (f) With respect to its obligations under Section 3(g) below in connection with NAV Errors, Forum shall be liable for any failure by Forum Shareholder Services, LLC ("FSS, LLC") under the Transfer Agency and Services Agreement between FSS, LLC and the Trust of even or near date herewith to perform the obligations of FSS, LLC in compliance with the standard of care set forth in section 10(a) of such agreement; provided, however, that Forum shall have no such liability for the failure of FSS, LLC to perform to such standard of care at any time after Forum and FSS, LLC shall no longer be affiliated entities (e.g., under common control).

         (g) Forum shall reimburse each applicable Fund for any net losses to the Fund during each NAV Error Period resulting from an NAV Difference that is at least 1/10 of 1% but that is less than 1/2 of 1%. Forum shall reimburse each Fund on its own behalf and on behalf of each Fund shareholder for any losses experienced by the Fund or any Fund shareholder, as applicable, during each NAV Error Period resulting from an NAV Difference that is at least 1/2 of 1%; provided, however, that Forum shall not be responsible for reimbursing any Fund with respect to any shareholder that experiences an aggregate loss during any NAV Error Period of less than $10. Forum's obligations under this section 3(g) are subject to the other provisions of this Section 3.

         (h) For purposes of this Agreement: (i) the NAV Difference shall mean the difference between the NAV at which a shareholder purchase or redemption should have been effected ("Recalculated NAV") and the NAV at which the purchase or redemption is effected divided by Recalculated NAV; (ii) NAV Error Period shall mean any Fund business day or series of two or more consecutive Fund business days during which an NAV Difference of 1/10 of 1% or more exists; (iii) NAV Differences and any Forum liability therefrom are to be calculated each time a Fund's (or Class's) NAV is calculated; (iv) in calculating any amount for which Forum would otherwise be liable under this Agreement for a particular NAV error, Fund (or Class) losses and gains shall be netted; and (v) in calculating any amount for which Forum would otherwise be liable under this Agreement for a particular NAV error that continues for a period covering more than one NAV determination, Fund (or Class) losses and gains for the period shall be netted.

         (i) Forum shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Forum shall notify the Trust or any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by Forum under its insurance coverage.

         SECTION 4.  REPRESENTATIONS AND WARRANTIES

         (a)      Forum represents and warrants to the Trust that:

         (i) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

         (ii) It is duly qualified to carry on its business in the State of Maine;

         (iii) It is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

         (iv) All requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

         (v) It has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

         (vi) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Forum, enforceable against Forum in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         (vii) The various procedures and systems which it has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and Forum's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will make such changes therein from time to time as are required for the secure performance of its obligations hereunder.

         (b)      The Trust represents and warrants to Forum that:

         (i) It is a business trust duly organized and existing and in good standing under the laws of The Commonwealth of Massachusetts;

         (ii) It is empowered under applicable laws and by its Trust Documents to enter into this Agreement and perform its duties under this Agreement;

         (iii) All requisite corporate or other proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

         (iv) It is a closed-end management investment company registered under the 1940 Act and has filed and will maintain in effect a registration statement to such effect; and

         (v) This Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         SECTION 5.  COMPENSATION AND EXPENSES

         (a) In consideration of the services provided by Forum pursuant to this Agreement, the Trust shall pay Forum, with respect to each Fund, the fees set forth in Clause (i) of Appendix B hereto.

         All fees payable hereunder shall be accrued daily by the Trust. The fees payable for the services listed in clause (i) of Appendix B hereto shall be payable monthly in arrears within fifteen (15) business days following receipt of the respective billing notice for services performed during the prior calendar month. If fees payable for the services listed in clause (i) begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Within fifteen (15) days after the termination of this Agreement with respect to a Fund, the Trust shall pay to Forum such compensation relating to such Fund as shall be payable prior to the effective date of such termination.

         (b) In connection with the services provided by Forum pursuant to this Agreement, the Trust, on behalf of each Fund, agrees to reimburse Forum for the expenses set forth in Clause (ii) of Appendix B hereto. Reimbursements shall be payable as incurred. In addition, the Trust, on behalf of the applicable Fund, shall reimburse Forum for all reasonably incurred expenses and reasonable employee time (at 150% of salary) attributable to any review of the Trust's accounts and records by the Trust's independent accountants or any regulatory body outside of routine and normal periodic reviews (e.g., a routine year-end audit and routine examinations of the Trust by the SEC). Should the Trust exercise its right to terminate this Agreement the Trust, on behalf of the applicable Fund, shall reimburse Forum for all reasonably incurred out-of-pocket expenses and reasonable employee time (at 150% of salary) associated with the copying and movement of records and material to any successor person and providing assistance to any successor person in the establishment of the accounts and records necessary to carry out the successor's responsibilities; provided, however, that, notwithstanding anything herein to the contrary, the Trust shall have no obligation to reimburse Forum for such expenses and employee time if the Trust has terminated this Agreement because Forum has been negligent in its actions (or omissions to act) taken in its performance of its obligations under this Agreement.

         SECTION 6.  EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

         (a) This Agreement shall become effective with respect to each Fund or Class on the later of the date on which the Trust's Registration Statement relating to the Shares of the Fund or Class becomes effective or the date of the commencement of investment operations of the Fund or Class. Upon effectiveness of this Agreement, it shall supersede all previous agreements between the parties hereto covering the subject matter hereof insofar as such Agreement may have been deemed to relate to the Funds.

         (b) This Agreement shall continue in effect with respect to a Fund until terminated.

         (c) This Agreement may be terminated with respect to a Fund at any time, without the payment of any penalty (i) by the Board on sixty (60) days' written notice to Forum or (ii) by Forum on sixty (60) days' written notice to the Trust. Subject to the immediately preceding sentence, any termination shall be effective as of the date specified in the notice. Upon notice of termination of this Agreement by either party, Forum shall promptly transfer to the successor fund accountant, if any, the original or copies of all books and records maintained by Forum under this Agreement including, in the case of records maintained on computer systems, copies of such records in machine-readable form, and shall cooperate with, and provide reasonable assistance to, the successor transfer agent in the establishment of the books and records necessary to carry out the successor fund accountant's responsibilities.

         (d) The provisions of Sections 2(a), 2(c), 3, 5, 6(d), 6(e), 8, 12, and 13 shall survive any termination of this Agreement.

         (e) This Agreement and the rights and duties under this Agreement otherwise shall not be assignable by either Forum or the Trust except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

         SECTION 7.  ADDITIONAL FUNDS AND CLASSES

         In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and Classes under this Agreement, provided, however, that either Forum or the Trust may elect not to make any such series or classes subject to this Agreement, which election must be made in writing to the other party.

         SECTION 8.  CONFIDENTIALITY

         Forum agrees to treat all records and other information related to the Trust as proprietary information of the Trust and, on behalf of itself and its employees, to keep confidential all such information, except that Forum may with the consent of the Trust:

         (a) prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

         (b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

         (c) release such other information (i) as approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Forum will be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Forum shall seek the approval of the Trust as promptly as possible so as to enable the Trust to pursue such legal or other action as it may desire to prevent the release of such information) or (ii) when so requested by the Trust.

         SECTION 9.  FORCE MAJEURE

         Neither Forum nor the Trust shall be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails or any transportation medium, communication system or power supply; provided, however, that in each specific case such circumstance shall be beyond the reasonable control of the party seeking to apply this Force Majeure clause.

         SECTION 10.  ACTIVITIES OF FORUM

         (a) Except to the extent necessary to perform Forum's obligations under this Agreement, nothing herein shall be deemed to limit or restrict Forum's right, or the right of any of Forum's managers, officers or employees who also may be a Trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

         (b) Forum may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Forum, who agree to comply with the terms of this Agreement; provided, however, that any such subcontracting shall not relieve Forum of any of its responsibilities hereunder and Forum shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as Forum in for its own acts and omissions. Forum may pay those persons for their services, but no such payment will increase Forum's compensation or reimbursement of expenses from the Trust.

         SECTION 11.  COOPERATION WITH INDEPENDENT ACCOUNTANTS

         Forum shall cooperate, if applicable, with each Fund's independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants' duties.

         SECTION 12.  LIMITATION OF SHAREHOLDER AND  TRUST LIABILITY

         The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and Forum agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Trust or the Fund to which Forum's rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of the Funds.

         SECTION 13.  MISCELLANEOUS

         (a) Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement.

         (b) Except for Appendix A to add new Funds and Classes in accordance with Section 7, no provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

         (c) This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

         (d) This Agreement constitutes the entire agreement between the parties hereto, and supersedes any prior agreement, with respect to the subject matter hereof, whether oral or written.

         (e) This Agreement may be executed by the parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

         (f) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Forum and the Trust and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

         (g) Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

         (h) Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

         (i) Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

         (j) Nothing contained in this Agreement is intended to or shall require Forum, in any capacity hereunder, to perform any functions or duties on any day other than a Fund business day. Functions or duties normally scheduled to be performed on any day which is not a Fund business day shall be performed on, and as of, the next Fund business day, unless otherwise required by law.

         (k) No affiliated person (as that term is defined in the 1940 Act), employee, agent, director, officer or manager of Forum shall be liable at law or in equity for Forum's obligations under this Agreement.

         (l) Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof and each party hereto warrants and represents that this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the party, enforceable against the party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

         (m) The terms "affiliated person" and "assignment" shall have the meanings ascribed thereto in the 1940 Act.

         (n) A copy of the Agreement and Declaration of Trust establishing the Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to each Fund on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property belonging to each Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

                                                 UM INVESTMENT TRUST



                                                 By:  /s/ Mark P. Hurley
                                                     ---------------------------
                                                          Mark P. Hurley
                                                          President


                                                 FORUM ACCOUNTING SERVICES, LLC


                                                 By:  /s/ Stacey E. Hong
                                                     ---------------------------
                                                          Stacey E. Hong
                                                          Director

                               UM INVESTMENT TRUST
                            FUND ACCOUNTING AGREEMENT

                                   APPENDIX A


                               FUNDS OF THE TRUST:

                             UM Multi-Strategy Fund

                              CLASSES OF THE TRUST:




                                      -A1-

                               UM INVESTMENT TRUST
                            FUND ACCOUNTING AGREEMENT

                                   APPENDIX B


                                FEES AND EXPENSES


(i)      PER FUND ASSET CHARGE AS AN ANNUALIZED PERCENTAGE OF DAILY NET ASSETS:

         o        0.075% (7.5 basis points) on first $30 million.
         o 0.06% (6 basis points) on assets between $30 million and $75 million.
         o 0.05% (5 basis points) on assets between $75 million and $150 million.
         o 0.04% (4 basis points) on assets between $150 million and $300 million.
         o        0.025% (2.5 basis points) on assets over $300 million.
         o        Subject to a $1,750 per month minimum.


(ii)     OUT-POCKET EXPENSES

         The Trust, on behalf of the applicable Fund, shall reimburse Forum for all reasonable out-of-pocket and ancillary expenses in providing the services described in this Agreement, including but not limited to the reasonable cost of (or appropriate share of the cost of): (i) pricing, paydown, corporate action, credit and other reporting services, (ii) taxes, (iii) postage and delivery services, (iv) telephone services,
         (v) electronic or facsimile transmission services, (vi) reproduction,
         (vii) printing and distributing financial statements, (xiii) data storage (including microfilm and microfiche) and (ix) record storage and retention fees.



                                      -B1-